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           (LETTERHEAD OF BROWNSTEIN HYATT FARBER & STRICKLAND, P.C.
            APPEARS HERE)


                                  May 18, 1994


M.D.C. Holdings, Inc.
3600 South Yosemite Street
Suite 900
Denver, Colorado  80237

Ladies and Gentlemen:

     M.D.C. Holdings, Inc. (the "Company") has filed with the Securities and Exchange Commission a registration statement (the "Registration Statement") on Form S-3 (No. 33-52241), as amended, which relates to (i) the public offering by the Selling Security Holders (as defined in the Registration Statement) of up to $28,000,000 principal amount of 8 3/4% Convertible Subordinated Notes due 2005 of the Company (the "Convertible Notes"), which were issued on December 28, 1993 under the private offering exemption afforded by Section 4(2) of the Securities Act of 1933, as amended, and (ii) the registration of the shares of Common Stock of the Company issuable upon conversion of the Convertible Notes (the "Shares").

     We have examined such corporate records of the Company and such other documents as we have deemed appropriate to render this opinion.

     Based upon the foregoing, we are of the opinion that (i) the Convertible Notes have been duly authorized and, when sold as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable and will be binding obligations of the Company, and (ii) the Shares have been duly authorized and reserved for issuance upon conversion of the Convertible Notes and, upon issuance of the Shares upon valid conversion of the Convertible Notes, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name in the Prospectus that is a part of the Registration Statement under the caption "Legal Matters."

                                  Very truly yours,

                                  Brownstein Hyatt Farber & Strickland, P.C.


                                  /s/ Brownstein Hyatt Farber &
                                        Strickland, P.C.

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